EXHIBIT 99.2
Operator: Good day, welcome to today’s conference call discussing the merger between Hicks Acquisition Company and Resolute Natural Resources. Today’s conference call is being recorded. At this time I’d like to turn the call over to Rick Betz, Resolute’s Vice President of Business Development. Please go ahead, sir.
Rick:
•	Good morning everyone. Welcome to our conference call. Before we get started please be patient while we read through the Safe Harbor language.

•	This investor conference call includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this presentation include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this investor conference call. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this investor conference call.

•	I will now turn it over to Tom Hicks, Founder and Chairman of Hicks Acquisition Company. Tom?
Tom:
•	Thank you very much for joining us. I’m Tom Hicks, Founder and Chairman of Hicks Acquisition Company. In addition to Rick, I am joined today by Nick Sutton, the Chairman and CEO of Resolute, who will continue to run the publicly traded entity once this deal closes.

•	As you likely read in this morning’s press release, we are excited to announce what we think is a very compelling transaction that merges our SPAC with Resolute, a well-regarded and successful independent oil and gas company engaged in the exploitation and development of its long-lived properties located in Utah and Wyoming. The combined company will be renamed Resolute Energy Corporation.

•	Resolute has a very attractive production base. It is heavily oil-weighted, with 85% of its revenue coming from its production of highly desirable light, sweet crude oil, and has proved reserves of 49.3 million barrels of oil equivalent and a proved reserves to production ratio of 18 years at the end of 2008.

•	Resolute’s largest asset, comprising 89% of its reserves, is Aneth Field, a mature, long-lived oil producing field located in the Paradox Basin on the Navajo Reservation in southeast Utah.

•	Resolute is in the midst of a comprehensive program to increase production, mostly through industry-standard secondary and tertiary development projects. Management believes that significantly more oil can be recovered from its long-lived assets through these proven enhanced oil recovery techniques. The Resolute management team has a tremendous amount of experience in these enhanced recovery initiatives and they believe that their properties have ideal geological characteristics to achieve solid results. I’ll let Nick provide you with more details on this.

•	We are excited about this deal for a number of reasons. As we investigated potential transaction targets over the last many months, we were looking for opportunities that offered the following characteristics: a strong management team that was willing to put their own economic interests on the line with those of the shareholders; a company that had a strong operating track record and significant growth opportunities; and a company that was going to benefit from current economic dynamics.

•	We believe Resolute fits all of these criteria. We were immediately struck by the potential upside value of this business and are very excited about this opportunity and what it will mean for our shareholders. Very importantly, Resolute has all of the characteristics we believe are essential for a company to succeed in the public markets today. As an experienced investor in energy related businesses, I am very confident in this deal. Let me provide you with some more detail.

•	First, Resolute brings a strong management team, with extensive experience growing and monetizing oil related assets. This team has worked together for years now and has a proven track record of acquiring properties and managing operationally intensive oil and gas fields. Prior to Resolute, the team built and sold HS Resources, an oil and gas company that started out as a small private company, was built into a successful, New York Stock Exchange traded business and was later acquired by Kerr-McGee Corporation for $1.8 billion, generating an impressive 19.6% IRR for investors from IPO to sale.

•	Importantly, this is a team that is willing to put their own economic interests on the line with those of the shareholders. The management team has a large equity stake in Resolute, and they will be contributing their entire ownership interest into the new public company. I should also note here that Natural Gas Partners, who along with management is the current owner of Resolute, is highly regarded in the oil and gas investing world, and will also roll over the entirety of its stake to the new company. When this deal is completed, the Hicks sponsor, NGP, management and I will together own approximately 26% of Resolute. Hicks public shareholders will own approximately 74% of the new company.
•	Second, this is a company and team with a strong operating track record. This team has been able to increase reserve volumes significantly over the past several years; has successfully brought proved undeveloped reserves into production; has increased operating efficiencies at their properties; and has successfully hedged pricing risk. The result has been a profitable company with expected 2010 EBITDA of $89 million. With a high quality base of assets, low-risk and low-cost development growth opportunities and an experienced management team, we are confident in Resolute’s ability to continue to deliver solid results.

•	Third, as I mentioned earlier, Resolute’s production is heavily oil-weighted, which we believe is highly desirable in the context of a global environment in which it is becoming ever more difficult and costly to supply the world’s growing demand for oil-derived products. As oil prices continue to rise, and Resolute continues to increase production, the company will be ideally situated to achieve further strong growth and returns for investors.

•	Finally, this transaction exhibits a very attractive valuation. The $582 million transaction value implies an enterprise value to proved reserves ratio of $11.80 per equivalent barrel and an enterprise value to 2010 estimated EBITDA multiple of 6.5x. This is an exceptional value relative to the closest comparables.

•	Proceeds from the transaction will be used to retire a significant portion of Resolute’s outstanding debt. Post-transaction debt levels, which will be well below industry averages, will provide the company with the financial flexibility to pursue both organic growth and to capitalize on acquisition opportunities. I’ll let Rick provide more details on the transaction later in the call.

•	I’d now like to turn the call over to Nick Sutton, who will be the CEO of Resolute once the deal is complete. Nick has been a force in the oil and gas business for more than 30 years and in my opinion, knows how to build, operate and grow oil and gas businesses better than anyone out there. We are looking forward to his leadership.

•	Nick?
Nick:
•	Thanks Tom.

•	Let me start out by echoing Tom’s sentiment that an investment in the oil and gas segment is an exciting opportunity right now. This is an excellent time to be operating in this industry and we have the properties and technology in place to successfully take advantage of the industry dynamics that are currently playing out.
•	With that, let me walk you through our operations in greater detail.

•	Our properties, located in Utah and Wyoming, are very high quality. As Tom mentioned, Resolute has approximately 49.3 MMBoe proved reserves, based on year-end SEC case engineering. Parenthetically, I would note that with the rebound in oil prices since year end, a mid-year reserve analysis would result in significantly higher reserve levels, and we anticipate that will be the case at year end 2009 provided oil and gas prices remain near or above current levels. Oil constitutes 91% of our reserve base, with proved developed reserves representing 64% of the total proved reserve base.

•	In Utah we operate and own a majority of the working interests in our Aneth Field properties. Aneth field is a mature, long-lived oil producing field covering approximately 43,000 gross acres in the Paradox Basin on the Navajo Reservation in the four corners area of Utah. These were legacy properties acquired from two major oil companies in connection with a strategic alliance with Navajo Nation Oil and Gas Company (which is wholly owned by the Navajo Nation).

•	Aneth Field is a world-class oil reservoir, with original oil in place of 1.5 billion barrels, and at its peak it produced more than 100,000 barrels of oil per day. After more than 50 years of production, the field still contains meaningful remaining proved reserves. Based on our year end proved reserves, we anticipate that the amount of oil ultimately recovered will be 34% of the original oil in place. It is important to note that every 1% of incremental recovery above this level results in an additional 8.1 million barrels of oil reserves net to Resolute.

•	During the first quarter of 2009, gross production from the field averaged more than 9,300 barrels of oil per day, of which 5,200 was net to Resolute. Our year-end net proved reserves in Aneth Field were 44 million barrels of oil equivalent and, as mentioned previously, we believe that number will increase significantly when we reevaluate our reserves based on current oil and gas price levels. Since we acquired the Aneth Field Properties, we have invested $143 million to revitalize the field, including reworking existing wells, opening new zones for production, implementing a CO2 flood program and conducting a 3D seismic survey.

•	In Wyoming Hilight Field is our most significant asset. We acquired the field in 2008 to provide product and geographic diversification. The reserves are comprised of 52% gas, 26% natural gas liquids and 22% oil. 61% of our Hilight reserves are categorized as proved developed producing reserves. We have net proved reserves of 5.4 million barrels of oil equivalent, and during the first quarter of 2009 we produced 2,232 barrels of oil equivalent per day from our

Hilight field properties. Again, we believe that proved reserves will increase significantly when engineering is run based on current commodity price levels.
•	So the question is, how are we capitalizing on these strong assets to make them even stronger and to continue to provide shareholders with solid returns?

•	First, we have a plan to bring currently non-producing reserves into production. This plan focuses on using water and CO2 flood enhanced oil recovery techniques to drive production increases. As you may know, CO2 flooding is an enhanced oil recovery technique that has been in use by the industry since 1972. The McElmo Creek Unit in our Aneth Field has been successfully operated under CO2 flood since 1985. The combination of the CO2 flood and certain development activities lead to an increase in production by some 30% over 13 years. We have expanded that flood to the Aneth Unit, and our plan anticipates expanding this flood to the entire Aneth Field. We are well positioned to use CO2 because of our proximity to McElmo Dome, the largest source of CO2 supply in the United States. We own and operate the pipeline connecting the field to the Dome and have long-term supply contracts in place in order to more than adequately meet our CO2 supply needs.

•	In addition to the CO2 flood we have evaluated and commenced a number of exploitation activities that we expect will expand our proved developed reserve base. We have the committed capital and necessary experience to undertake these activities and to make them work, and this transaction is an important element in our ability to successfully complete our work in this area.

•	We have estimated net proved undeveloped reserves of 17.6 million barrels of oil equivalent, and based on our inventory of opportunities we believe we can increase our average daily production by more than 50% between 2009 and 2013. We also anticipate that we will identify additional opportunities within our asset base that will allow us to further grow production.

•	Second, we are significantly improving the operations at each of our properties. We have a tremendous amount of experience in efficiently operating fields such as these. As an example, soon after taking over the Aneth Unit, we undertook a program to upgrade field repair and maintenance, resulting in significantly reduced well and equipment failure rates. Also, because we are the operator of all the Aneth Field properties, we can better attract contract services, materials, and equipment from a broader market and negotiate more favorable terms. We can also control the timing, scope and costs of development programs we undertake.

•	Finally, we are well situated to take advantage of the pricing trends occurring in the oil and gas industry. As Tom said, oil pricing has steadily increased over the past five years, and is expected to continue to do so. Additionally, the light, sweet crude oil we produce is generally more attractive than the heavy or sour crude found in many adjacent areas. We focus on managing commodity price risk through effective hedging. We believe that price risk management is a critical component in our ability to continue to deliver profitable results. We have protected the downside while leaving ourselves the upside associated with the reserves and production from our development projects.
•	Now I’d like to turn it back to Rick Betz to provide some detail on the transaction.
Rick:
•	Thank you, Nick.

•	Under the terms of the proposed transaction, the management of Resolute and NGP will contribute their entire equity ownership and will receive 9.2 million common shares in Resolute Energy, representing approximately 18% of the outstanding shares, and additional equity ownership consisting of 1.4 million earnout shares, and 6.9 million warrants.

•	Also, the Hicks-led sponsor has agreed that it will eliminate 53% of its founder shares, convert another approximately 14% of its founder shares to earnout shares with a $15.00 per share trigger price and transfer 33% of both its founder warrants (through a transfer in value) and its sponsor “at risk” warrants to the seller, with the sponsor warrants being transferred for $0.50 per sponsor warrant. The founder and sponsor warrants held by both sponsor and seller will be restructured to have an exercise price of $13.00 per share and an expiration date five years from the closing of the transaction.

•	Hicks Acquisition will call a special meeting of its warrant holders to seek approval of a proposal to amend the agreement governing its outstanding warrants. For each warrant held, public warrant holders will be given the option to receive either $0.55 cash consideration (funded out of Hicks Acquisition’s trust account) or a new restructured warrant in Resolute exercisable for one share of Resolute common stock. Each restructured warrant would have an exercise price of $13.00 per share, a new redemption price of $18.00 per share and an expiration date of five years from the closing of the transaction. The amount of restructured warrants will be capped at 50% of the currently outstanding public warrants.

•	Hicks Acquisition stockholders, along with Mr. Hicks, will own approximately 82% of the common shares outstanding after completion of the transaction. The Current Resolute equity holders will hold the remaining approximately 18% of the common shares outstanding. These common stock ownership percentages are calculated as basic ownership and exclude warrants and options from the ownership calculation.

•	Upon consummation of the transaction, all of the outstanding shares of common stock of Hicks Acquisition will be converted into shares of Resolute Energy.

•	I’ll now turn the call back over to Nick for his concluding remarks.

•	Nick?
Nick
•	Before closing I’d like to reiterate why we believe this is a great deal for the shareholders of both Resolute and Hicks Acquisition, for new investors and for both companies. First, this transaction will give us access to the capital markets, will strengthen our balance sheet and will give us the financial flexibility we need to propel our growth strategy. Second, the transaction terms make it possible for us to exploit the tremendous opportunities that exist in our industry so that we can provide solid rates of return for investors. Finally, the potential and existing value of the business has been validated by a group of some of the most experienced and well-respected investment professionals in Hicks and NGP, each of whom, as Tom mentioned, will continue to be significant shareholders.

•	In closing, we’re extremely excited about this transaction and we look forward to taking advantage of the numerous opportunities it presents. Thank you for joining us today and we hope to meet many of you when we’re on the road speaking to investors over the coming weeks.
Operator: Thank you. That concludes today’s conference call. We thank you for your participation and have a nice day.